Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267113

PROSPECTUS

ASTRA SPACE, INC.

33,640,902 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the offer and resale of up to 33,640,902 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of Astra Space, Inc. by B. Riley Principal Capital II, LLC (the “Selling Stockholder”). The shares included in this prospectus consist of shares of Class A Common Stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder pursuant to a common stock purchase agreement we entered into with the Selling Stockholder on August 2, 2022 (the “Purchase Agreement”). Such shares of Class A Common Stock include (i) up to 33,281,805 shares of our Class A Common Stock that we may, in our sole discretion, elect to sell to the Selling Stockholder from time to time after the date of this prospectus, pursuant to the Purchase Agreement and (ii) 359,097 shares of our Class A Common Stock we issued, or may issue if certain conditions are met, in each case, to the Selling Stockholder as consideration for its commitment to purchase shares of our Class A Common Stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

We are not selling any shares of Class A Common Stock being offered by this prospectus and will not receive any of the proceeds from the sale of Class A Common Stock by the Selling Stockholder. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

The Selling Stockholder may sell or otherwise dispose of all or a portion of the Class A Common Stock being offered in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest)” for more information about how the Selling Stockholder may sell or otherwise dispose of the Class A Common Stock being offered in this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock. See “Plan of Distribution (Conflict of Interest)”. Our shares of Class A Common Stock are listed on The NASDAQ Capital Market (“NASDAQ”) under the symbol “ASTR.” On May 3, 2023, the closing sale price per share of our Class A Common Stock was $0.3816.

Investing in shares of our Class A Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties that are described in the “Risk Factors” section beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Stockholder may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholder of the securities described in this prospectus.

A prospectus supplement or post-effective amendment may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, post-effective amendment or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Stockholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

ABOUT ASTRA SPACE, INC.

Astra’s mission is to improve life on Earth from space® by launching a new generation of space products and services. These products and services are enabled by new constellations of small satellites in Low Earth Orbit (“LEO”), which have rapidly become smaller, cheaper, and many times more numerous than traditional satellites. We believe that frequent, reliable, dedicated launches and space products enabled by scaled manufacturing are the keys to accelerating the growth of the space economy.

Astra aims to develop and operate a mass-producible dedicated mobile orbital launch system. Our system consists of a small launch vehicle that can be transported inside standard shipping containers and mobile ground launch infrastructure that we designed to be rapidly deployed anywhere in the world we are licensed to operate and where our spaceports are located. This system is designed by Astra and manufactured in Astra’s vertically integrated rocket factory in Alameda, California, which we have designed to manufacture and integrate the majority of the components. Our launch system requires a launch site with little more than a concrete pad and only six Astra employees on-site. Our system is designed to meet the needs of modern LEO satellite constellations, allowing precise and rapid placement of individual satellites into their required orbits. We believe this makes Astra’s system more responsive and affordable than other launch alternatives for the thousands of LEO satellites which commercial companies and governments plan to launch in the coming decade.

We have made significant progress in the development of the system to date. On November 20, 2021, we successfully launched launch vehicle LV0007 into orbit at an inclination of 86.0 degrees, an altitude of 500 km and velocity of 7.61 km/s, making Astra one of the fastest U.S. companies to have successfully demonstrated the orbital placement of a test payload. We commenced paid commercial launch services in 2022. To date, we have had three commercial launches and have delivered 23 satellites into low earth orbit.

During the third quarter of 2022, we decided to focus on the development and production of the next version of our launch system, which we announced at our inaugural Spacetech Day on May 12, 2022. As a result, we have discontinued the production of launch vehicles supported by our previous launch system, Launch System 1, and commenced development of our new launch system, Launch System 2. We anticipate conducting our first test launch of Launch System 2 by the end of 2023 and commencing commercial launches beginning in 2024.

In addition to Launch Services, we also offer Space Products to LEO operators. Currently, under our Space Products segment, we offer an industry leading spacecraft engine platform consisting of two in-space electric propulsion systems. In 2022, we began delivery of our Astra Spacecraft EnginesTM to our customers. Currently, our spacecraft engines have more than 600 on-orbit burns making it one of the most proven spacecraft engine products in the market.

We believe that these two operating segments will create an integrated space services platform that will allow our customers to focus on innovative applications rather than investing in bespoke satellite development and separately contracting Launch Services. Further details of our current and expected future service offerings are provided below.

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Launch Services — To provide rapid, global, and affordable Launch Services to satellite operators and governments. We have conducted launch operations from Pacific Spaceport Complex in Kodiak, Alaska and Cape Canaveral Space Force Station in Cape Canaveral, Florida. We plan to add launch sites in diverse locations based on our customers’ inclination requirements and as we increase the frequency of launches.

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Space Products — To design and provide Space Products based on the customers’ needs for a successful satellite launch. Currently we offer two in space electric propulsion systems. Our offering consists of the design and delivery of a propulsion module comprised of a thruster, a power processing unit, a tank and a feed system, called the Astra Spacecraft Engine™. We have recent added the Spacecraft Propulsion Kit to our space products offering. The Spacecraft Propulsion Kit disaggregates the four subsystems of the Astra Spacecraft EngineTM module, enabling satellite builders to take advantage of shorter lead times to access key components of their propulsion system that they can customize for their unique missions.

Our ability to achieve these goals and objectives by our planned timelines are conditional upon a number of factors, including our ability to successfully and timely develop our launch vehicles and our ability to effectively market and sell our services and products. See “Risk Factors” on page 17 of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. These statements are indicated by words or phrases such as “anticipate,” “expect,” “estimate,” “seek,” “plan,” “project,” “aim,” “believe,” “could,” “should,” “intend,” “will,” and similar words or phrases. These forward-looking statements may include projections of financial information; statements about historical results that may suggest trends for our business; statements of the plans, strategies, and objectives of management for future operations; statements of expectation or belief regarding future events (including any acquisitions we may make), technology developments, our products, product sales, expenses, liquidity, cash flow and growth rates. Such statements are based on management’s current expectations, estimates, forecasts and projections of our performance, our industry’s performance and macroeconomic conditions, based on management’s judgment, beliefs, and views on current trends and market conditions. Such forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results and undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise. Accordingly, we caution readers not to place undue reliance on these statements. Forward-looking statements in this prospectus may include, for example, statements about:

•	the commencement of commercial launch operations related to launch system 2.0 and the shifting of the flight dates for payloads currently under contract with our customers;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or making changes with respect to, our officers, key employees or directors

•	factors related to our business, operations and financial performance, including:

•	our ability to grow and manage growth profitably;

•	our ability to maintain relationships with customers and suppliers;

•	competing in the global space industry; and

•	market conditions and global economic factors beyond our control, general economic conditions, unemployment and our liquidity, operations and personnel;

•	our ability to maintain the listing of our shares of our Class A common stock, par value $0.0001 per share on the NASDAQ Capital Market;

•	future exchange and interest rates; and

•	other factors detained in this prospect under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the SEC. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update or revise forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled, “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the risks set forth under “Risk Factors” in any applicable prospectus, under “Risk Factors” under item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2022, field with the SEC on March 30, 2023, incorporated by reference in this prospectus and all of the other information contained or incorporated by reference in this prospectus, before investing in our securities. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, these risks are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of our securities could decline and you may lose all or part of your investment in us. In addition, much of the business information, as well as the financial and operational data contained in our risk factors, are updated by our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. For more information, see “Where You Can Find More Information” and “Incorporation of Documents by Reference” herein and the risks related to this offering set forth below:

Risk Factors Relating to the Offering

It is not possible to predict the actual number of shares of Class A Common Stock we will sell to the Selling Stockholder under the Purchase Agreement, or the actual gross proceeds that will result from those sales.

On August 2, 2022, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $100,000,000 of our Class A Common Stock, subject to certain limitations and the satisfaction of the conditions set forth in the Purchase Agreement. From and after the Commencement Date, we will have the right, but not the obligation, to sell shares of Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement from time to time over a period of up to 24 months beginning on September 13, 2022 (the “Commencement Date”). We generally have the right to control the timing and amount of any sales of our shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement. Sales of our Class A Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Class A Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Depending on market liquidity at the time, resales of those shares by the Selling Stockholder may cause the public trading price of our Class A Common Stock to decrease.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Class A Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Common Stock at the time we elect to sell shares to the Selling Stockholder pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Class A Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $100,000,000 of our Class A Common Stock to Selling Stockholder, we are only registering 33,640,902 shares of our Class A Common Stock under this prospectus, which (a) excludes 359,098 of Initial Commitment Shares that we issued to Selling Stockholder upon execution of the Purchase Agreement and which has since been sold by the Selling Stockholder and (b) includes up to 359,097 Additional Commitment Shares that we may issue to the Selling Stockholder pursuant to the Purchase Agreement if certain conditions are met. If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 33,640,902 shares of Class A Common Stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement.

Additionally, under the applicable rules of NASDAQ, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than the Exchange Cap, unless we first (i) obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable NASDAQ rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement. In addition, the Selling Stockholder will not be required to purchase any shares of Class A Common Stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of Class A Common Stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

Investors who buy shares of Class A Common Stock from the Selling Stockholder at different times will likely pay different prices and may experience different levels of return on their investments.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares of our Class A Common Stock from the Selling Stockholder at different times will likely pay different prices for those shares, and so may experience different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid to the Selling Stockholder for their shares in this offering. In addition, if we sell a substantial number of shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Raising additional capital may cause substantial dilution to our stockholders.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our Class A Common Stock in addition to the shares of Class A Common Stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Class A Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of Class A Common Stock, if any, we ultimately elect to sell to the Selling Stockholder under the Purchase Agreement. In addition, we may seek capital through other means, including private and public equity offerings, “at-the-market” issuances, equity-linked and structured transactions, convertible debt financings and other committed equity financing arrangements.

We may use these proceeds from sales under the Purchase Agreement in ways with which you may not agree.

We will not receive any proceeds from the sale of the Class A Common Stock being offered by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement that we may, in our discretion, elect to make, from and after the Commencement Date from time to time over a period of up to 24 months beginning on the Commencement Date. The net proceeds we receive from sales of shares of our Class A Common Stock, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Class A Common Stock to the Selling Stockholder after the

We may use these proceeds from sales under the Purchase Agreement in ways with which you may not agree.

We will not receive any proceeds from the sale of the Class A Common Stock being offered by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement that we may, in our discretion, elect to make, from and after the Commencement Date from time to time over a period of up to 24 months beginning on the Commencement Date. The net proceeds we receive from sales of shares of our Class A Common Stock, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Class A Common Stock to the Selling Stockholder after the Commencement Date. To the extent we sell Class A Common Stock to the Selling Stockholder, we currently intend to use any proceeds therefrom for general corporate purposes; however, we have considerable discretion in the application of the proceeds. Our stockholders and others interested in investing in our Class A Common Stock will not have the opportunity, as part of their investment decision, to assess whether the proceeds we may receive from sales of Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement are being used by us in a manner agreeable to them. Our stockholders and others interested in investing in our Class A Common Stock must rely on management’s judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our Class A Common Stock.

THE COMMITTED EQUITY FINANCING

On August 2, 2022, we entered into the Purchase Agreement and the Registration Rights Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, subject to satisfaction of specified conditions in the Purchase Agreement on and after the Commencement Date, we will have the right to sell to the Selling Stockholder up to $100,000,000 of our Class A Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Class A Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement, of which this prospectus forms a part, with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 34,000,000 shares of Class A Common Stock, consisting of (i) 359,097 Additional Commitment Shares that we may issue if certain conditions are met, in each case, to the Selling Stockholder as consideration for its commitment to purchase shares of Class A Common Stock at our election under the Purchase Agreement and (ii) up to 33,281,805 shares of Class A Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement. We had previously registered for resale 359,098 Initial Commitment Shares that we issued to the Selling Stockholder upon the execution of the Purchase Agreement, which have since been sold by the Selling Stockholder and are not included in this prospectus.

We did not have the right to commence any sales of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement until September 13, 2022 (the “Commencement Date”), which is the date on which all of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement have been initially satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct the Selling Stockholder to purchase up to a specified maximum amount of shares of Class A Common Stock in one or more VWAP Purchases and Intraday VWAP Purchases as set forth in the Purchase Agreement by timely delivering a written Purchase Notice for each VWAP Purchase, and timely delivering a written Intraday VWAP Purchase Notice for each Intraday VWAP Purchase, if any, to the Selling Stockholder in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder prior to the time we deliver such notice to the Selling Stockholder. The “Threshold Price,” which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, stock split or other similar transaction, shall mean the lower of (i) such adjusted price and (ii) $1.00. On May 3, 2023, the per share closing sale price of our Class A Common Stock was $0.3816.

From and after the Commencement Date, the Company will control the timing and amount of any sales of Class A Common Stock to the Selling Stockholder. Actual sales of shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Class A Common Stock and determinations by us as to the appropriate sources of funding for the Company and its operations.

Under the applicable NASDAQ rules, in no event may we issue to the Selling Stockholder under the Purchase Agreement shares of Class A Common Stock in excess of the Exchange Cap, which is 53,059,650 shares of Class A Common Stock (such number of shares equal to 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap in accordance with applicable

NASDAQ rules, or (ii) the average price per share paid by the Selling Stockholder for all of the shares of Class A Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $1.424 per share (representing the lower of the official closing price of our Class A Common Stock on NASDAQ on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our Class A Common Stock on NASDAQ for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable NASDAQ rules). Moreover, we may not issue or sell any shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of Class A Common Stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in the Selling Stockholder beneficially owning any shares of Class A Common Stock in excess of the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of Class A Common Stock.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Class A Common Stock to the Selling Stockholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for general corporate purposes.

Neither we nor the Selling Stockholder may assign or transfer any of our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

As consideration for the Selling Stockholder’s commitment to purchase shares of our Class A Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we issued 359,098 shares of our Class A Common Stock to the Selling Stockholder upon execution of the Purchase Agreement, which shares have since been sold pursuant to the prospectus declared effective on September 13, 2022. In addition, (i) upon our receipt of total aggregate gross cash proceeds equal to $25,000,000 from the Selling Stockholder under the Purchase Agreement (if any), we will issue 179,549 additional shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, and (ii) upon our receipt of total aggregate gross cash proceeds equal to $50,000,000 from the Selling Stockholder under the Purchase Agreement (if any), we will issue an additional 179,548 shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, totaling 359,097 Additional Commitment Shares Furthermore, in conjunction with the execution of the Purchase Agreement, we paid $125,000 to the Selling Stockholder in reimbursement of the reasonable legal fees and disbursements of the Selling Stockholder’s legal counsel. In addition, we agreed to pay the Selling Stockholder up to $7,500 per fiscal quarter in reimbursement of its reasonable legal fees and disbursements, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The descriptions of the Purchase Agreement and Registration Agreement described in this prospectus are qualified in their entirety to the actual text of such documents on file as exhibits to the registration statement that includes this prospectus, which are also available electronically on the SEC’s website at www.sec.gov.

Purchases of Class A Common Stock Under the Purchase Agreement

VWAP Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct the Selling Stockholder to purchase a specified number of shares of Class A Common Stock, not to exceed the applicable Purchase Maximum Amount in a VWAP Purchase under the Purchase Agreement, by timely delivering a

Purchase Notice to the Selling Stockholder prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such VWAP Purchase, so long as:

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the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price (subject to adjustment as set forth in the Purchase Agreement); and

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all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder in accordance with the Purchase Agreement prior to the time we deliver such Purchase Notice to the Selling Stockholder.

The Purchase Maximum Amount applicable to such VWAP Purchase under the Purchase Agreement will be equal to the lesser of:

•	1,000,000 shares of our Class A Common Stock; and

•	20.0% of the total aggregate number (or volume) of shares of our Class A Common Stock traded on NASDAQ during the applicable Purchase Valuation Period for such VWAP Purchase.

The actual number of shares of Class A Common Stock that the Selling Stockholder will be required to purchase in a VWAP Purchase, which we refer to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that the Selling Stockholder will be required to pay for the Purchase Share Amount in a VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Class A Common Stock for the applicable Purchase Valuation Period on the Purchase Date for such VWAP Purchase, less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period. The Purchase Valuation Period for a VWAP Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on NASDAQ on the applicable Purchase Date for such VWAP Purchase, and ending at the earliest to occur of:

•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on NASDAQ on such Purchase Date,

•

such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on NASDAQ during such Purchase Valuation Period reaches the applicable Purchase Volume Maximum for such VWAP Purchase, which will be determined by dividing (a) the applicable Purchase Share Amount for such VWAP Purchase by (b) 0.20, or

•

such time that the trading price of a share of our Class A Common Stock on NASDAQ during such Purchase Valuation Period falls below the applicable Minimum Price Threshold for such purchase specified by us in the Purchase Notice for such VWAP Purchase, or if we do not specify a Minimum Price Threshold in such Purchase Notice, a price equal to 75.0% of the closing sale price of the Class A Common Stock on the trading day immediately prior to the applicable Purchase Date for such VWAP Purchase.

Intraday VWAP Purchases

In addition to the regular VWAP Purchases described above, after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct the Selling Stockholder to purchase, on any trading day we select as the Purchase Date therefor (including the same Purchase Date on which an earlier regular VWAP Purchase was effected by us

(as applicable), although we are not required to effect an earlier regular VWAP Purchase on such Purchase Date in order to effect an Intraday VWAP Purchase on such Purchase Date), a specified number of shares of our Class A Common Stock, not to exceed the applicable Intraday Purchase Maximum Amount in an Intraday VWAP Purchase under the Purchase Agreement, by timely delivering a written Intraday VWAP Purchase Notice to the Selling Stockholder after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular VWAP Purchase (if any) and the Intraday VWAP Purchase Valuation Period(s) for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as:

•	the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price, and

•

all shares of our Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder prior to the time we deliver such Intraday VWAP Purchase Notice to the Selling Stockholder.

The Intraday Purchase Maximum Amount applicable to such Intraday VWAP Purchase will be equal to the lesser of:

•	1,000,000 shares of our Class A Common Stock, and

•	20.0% of the total aggregate number (or volume) of shares of our Class A Common Stock traded on NASDAQ during the applicable Intraday Purchase Valuation Period for such Intraday VWAP Purchase.

The actual number of shares of Class A Common Stock that the Selling Stockholder will be required to purchase in an Intraday VWAP Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday VWAP Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that the Selling Stockholder will be required to pay for the Intraday Purchase Share Amount in an Intraday VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular VWAP Purchase, except that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday VWAP Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday VWAP Purchase, less a fixed 3.0% discount to the VWAP for such Intraday Purchase Valuation Period. The Intraday Purchase Valuation Period for an Intraday VWAP Purchase is defined in the Purchase Agreement as the period during the regular trading session on NASDAQ on such Purchase Date, beginning at the latest to occur of:

•	such time of confirmation of the Selling Stockholder’s receipt of the applicable Intraday VWAP Purchase Notice,

•	such time that the Purchase Valuation Period for any prior regular VWAP Purchase effected on the same Purchase Date (if any) has ended, and

•	such time that the Intraday VWAP Purchase Valuation Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) has ended,

and ending at the earliest to occur of:

•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on NASDAQ on such Purchase Date,

•

such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on NASDAQ during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Volume Maximum for such Intraday VWAP Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday VWAP Purchase by (b) 0.20, and

•

such time that the trading price of a share of our Class A Common Stock on NASDAQ during such Intraday Purchase Valuation Period falls below the applicable Intraday Minimum Price Threshold for such Intraday VWAP Purchase specified by us in the Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, or if we do not specify an Intraday Minimum Price Threshold in such Intraday VWAP Purchase Notice, a price equal to 75.0% of the closing sale price of the Class A Common Stock on the trading day immediately prior to the applicable Purchase Date for such Intraday VWAP Purchase.

We may, in our sole discretion, timely deliver multiple Intraday VWAP Purchase Notices to the Selling Stockholder prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday VWAP Purchases on such same Purchase Date, provided that the Purchase Valuation Period for any earlier regular VWAP Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date have ended prior to 3:30 p.m., New York City time, on such Purchase Date, and so long as all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement, including those effected earlier on the same Purchase Date (as applicable), have been received by the Selling Stockholder prior to the time we deliver to the Selling Stockholder a new Intraday VWAP Purchase Notice to effect an additional Intraday VWAP Purchase on the same Purchase Date as an earlier regular VWAP Purchase (as applicable) and one or more earlier Intraday VWAP Purchases effected on such same Purchase Date.

The terms and limitations that will apply to each subsequent additional Intraday VWAP Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular VWAP Purchase (as applicable) and any earlier Intraday VWAP Purchase effected on the same Purchase Date as such subsequent additional Intraday VWAP Purchase, and the per share purchase price for the shares of Class A Common Stock that we elect to sell to the Selling Stockholder in each subsequent additional Intraday VWAP Purchase effected on the same Purchase Date as an earlier regular VWAP Purchase (as applicable) and/or earlier Intraday VWAP Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular VWAP Purchase (as applicable) and such earlier Intraday VWAP Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday VWAP Purchase, with the exception that the Intraday VWAP Purchase Valuation Period(s) for each subsequent additional Intraday VWAP Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of the VWAP Purchases and Intraday VWAP Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Class A Common Stock to be purchased by the Selling Stockholder in a VWAP Purchase or an Intraday VWAP Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such VWAP Purchase or Intraday VWAP Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a VWAP Purchase and/or an Intraday VWAP Purchase, the Selling Stockholder will provide us with a written confirmation for such VWAP Purchase and/or Intraday VWAP Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by the Selling Stockholder for the shares of Class A Common Stock purchased by the Selling Stockholder in such VWAP Purchase and/or Intraday VWAP Purchase, as applicable.

The payment for, against delivery of, shares of Class A Common Stock purchased by the Selling Stockholder in any VWAP Purchase or any Intraday VWAP Purchase under the Purchase Agreement will be fully settled within two trading days immediately following the applicable Purchase Date for such VWAP Purchase or such Intraday VWAP Purchase (as applicable), as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each VWAP Purchase

The Selling Stockholder’s obligation to accept Purchase Notices and Intraday VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Class A Common Stock in Purchases and Intraday VWAP Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “VWAP Purchase Commencement Time” or “Purchase Condition Satisfaction Time” (as such terms are defined in the Purchase Agreement) on the applicable Purchase Date for each VWAP Purchase or Intraday VWAP Purchase, after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Stockholder’s control, which conditions include the following:

•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•

the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•

the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and the Selling Stockholder being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of Class A Common Stock included in this prospectus (and included in any such additional prospectuses);

•

the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Class A Common Stock for offering or sale in any jurisdiction;

•

FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transaction contemplated by the Purchase Agreement and the Registration Rights Agreement;

•

there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

•

this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to the Commencement Date, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•

trading in the Class A Common Stock shall not have been suspended by the SEC or NASDAQ (or, if the Class A Common Stock is then listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement, trading in the Class A Common Stock shall not have been suspended by such Eligible Market), the Company shall not have received any final and non-appealable notice that the listing or quotation of the Class A Common Stock on the NASDAQ (or Eligible Market, as applicable) shall be terminated on a date certain (unless, prior to such date, the Class A Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Class A Common Stock, electronic trading or book-entry services by The Depository Trust Company with respect to the Class A Common Stock

•

the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•

the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•

the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•

all of the shares of Class A Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on NASDAQ (or if the Class A Common Stock is not then listed on NASDAQ, on any Eligible Market), subject only to notice of issuance;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

•

the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•	the receipt by the Selling Stockholder of the legal opinions, negative assurances and bring-down legal opinions as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 24-month anniversary of Commencement Date;

•	the date on which the Selling Stockholder shall have purchased shares of Class A Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $100,000,000;

•	the date on which the Class A Common Stock shall have failed to be listed or quoted on NASDAQ or any other Eligible Market;

•	the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving us has been commenced that is not discharged or dismissed prior to such trading day; and

•	the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement Date, at no cost or penalty, upon ten trading days’ prior written notice to the Selling Stockholder. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.

The Selling Stockholder also has the right to terminate the Purchase Agreement upon ten trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our Company;

•

if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach, or default is capable of being cured, such failure, breach, or default is not cured within ten trading days after notice of such failure, breach, or default;

•

if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us;

•

the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to the Selling Stockholder for the resale of all of the shares of Class A Common Stock included therein, and such lapse or unavailability continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, other than due to acts of the Selling Stockholder; or

•

trading in the Class A Common Stock on NASDAQ (or if the Class A Common Stock is then listed on an Eligible Market, trading in the Class A Common Stock on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by the Selling Stockholder will become effective prior to the fifth trading day immediately following the date on which any pending (or not fully settled) VWAP Purchase or Intraday VWAP Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending (or not fully settled) VWAP Purchase, any pending Intraday VWAP Purchase, the Initial Commitment Shares, the Additional Commitment Shares, and any fees and disbursements of the Selling Stockholder’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, and both we and the Selling Stockholder have agreed to complete our respective obligations with respect to any such pending (or not fully settled) VWAP

Purchase or Intraday VWAP Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by the Selling Stockholder

The Selling Stockholder has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of its sole member, any of its or its sole member’s respective officers, or any entity managed or controlled by it or its sole member, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Class A Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Class A Common Stock, during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Common Stock after the date of issuance, or our effecting or entry into any agreement for an “equity line of credit” or other substantially similar continuous offering with a third party (other than with the Selling Stockholder) whereby we may offer, issue, or sell Class A Common Stock or any securities exercisable, exchangeable, or convertible into Class A Common Stock at a future-determined price.

Effect of Sales of Our Class A Common Stock Under the Purchase Agreement on Our Stockholders

All shares of Class A Common Stock that may be issued or sold by us to the Selling Stockholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of Class A Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by the Selling Stockholder of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A Common Stock to decline and to be highly volatile. Sales of our Class A Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Class A Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Class A Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Common Stock during the applicable VWAP Purchase Valuation Period for each VWAP Purchase, or during the applicable Intraday Purchase Valuation Period for each Intraday VWAP Purchase, in each case made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Class A Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of April May 3, 2023, there were 215,286,444 shares of our Class A Common Stock outstanding, of which 183,367,081 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to an aggregate of $100,000,000 of our Class A Common Stock to the Selling Stockholder, only 33,640,902 shares of our Class A Common Stock are being registered for resale under the registration statement that includes this prospectus. If all of the 33,640,902 shares offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of May 3, 2023, such shares would represent approximately 13.5% of the total number of shares of our Class A Common Stock outstanding (including the shares of Class A Common Stock offered for resale) and approximately 15.5% of the total number of outstanding shares of Class A Common Stock held by non-affiliates (including the shares of Class A Common Stock offered for resale).

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100,000,000 under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement. Additionally, under the applicable rules of NASDAQ, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than the Exchange Cap (as such term is defined in the Purchase Agreement), unless we first (i) obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable NASDAQ rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our Class A Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of our Class A Common Stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement. In addition, the Selling Stockholder will not be required to purchase any shares of Class A Common Stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of Class A Common Stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

The issuance of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Class A Common Stock that our existing stockholders own will not decrease, the shares of our Class A Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Class A Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share of Class A Common Stock		Number of Registered Shares of Class A Common Stock to be Issued if Full Purchase(1)	Percentage of Outstanding Shares of Class A Common Stock After Giving Effect to the Issuance to the Selling Stockholder(2)	Gross Proceeds for the Shares of Class A Common Stock to the Selling Stockholder Under the Purchase Agreement(3)
$0.3816	(4)	33,281,805	13.4%	$12,700,337
$1.00		33,281,805	13.4%	$33,281,805
$1.20		33,281,805	13.4%	$39,938,166
$1.40		33,281,805	13.4%	$46,594,527
$1.60		33,281,805	13.4%	$53,250,888
$1.80		33,281,805	13.4%	$59,907,249

(1)

Does not include the 359,098 Initial Commitment Shares that we issued and the 359,097 Additional Commitment Shares that may issue if certain conditions are met, in each case, to the Selling Stockholder as consideration for its commitment to purchase shares of Class A Common Stock under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $100,000,000 of our Class A Common Stock to the Selling Stockholder, we are only registering 33,640,902 shares under the registration statement that includes this prospectus, which may or may not cover all the shares we ultimately sell to the Selling Stockholder under the Purchase Agreement, depending on the purchase price per share. We will not issue more than an aggregate of 53,059,650 shares of our Class A Common Stock (the Exchange Cap, unless otherwise approved by our stockholders or if the average price per share paid by the Selling Stockholder for all of the shares of our Class A Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $1.424 per share). We have included in this column only those shares being offered for resale by the Selling Stockholder under this prospectus, without regard for the Beneficial Ownership Limitation. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.

(2)

The denominator is based on 248,568,249 shares of Class A Common Stock outstanding as of May 3, 2023 (which, for these purposes, excludes the 359,098 Initial Commitment Shares we issued to the Selling Stockholder on August 2, 2022 since such shares have been sold), adjusted to include the issuance of the number of shares set forth in the second column. The numerator is based on the number of shares of Class A Common Stock set forth in the second column.

(3)

Gross Proceeds represent the aggregate purchase prices deemed to be received from the sale of all of the indicated maximum numbers of shares to be sold multiplied by the applicable assumed average purchase price per share of Class A Common Stock.

(4)

The closing sale price of our Class A Common Stock on NASDAQ on May 3, 2023. Pursuant to the terms of the Purchase Agreement, we cannot sell shares of our Class A Common Stock if our per share closing price of our Class A Common Stock is below the Threshold Price as defined in the Purchase Agreement.

USE OF PROCEEDS

This prospectus relates to the offer and resale of up to 33,640,902 shares of Class A Common Stock by the Selling Stockholder, which consist of 33,281,805 shares of Class A Common Stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the Commencement Date, pursuant to the Purchase Agreement, in which the Selling Stockholder has committed, subject to satisfaction of specified conditions, to purchase from us, at our direction, up to $100,000,000 of our Class A Common Stock, subject to limitations specified in the Purchase Agreement.

We are not selling any shares of Class A Common Stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the Commencement Date, pursuant to the Purchase Agreement.

We intend that any funds we receive from our sale of shares to the Selling Stockholder under the Purchase Agreement will be used for general corporate purposes. We will have broad discretion in the way that we use these proceeds.

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the Class A Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DILUTION

Our net tangible book value as of March 31, 2023, was approximately $33.7 million, or $0.16 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities excluding intangible liabilities, by the number of shares of our Class A common stock outstanding as of March 31, 2023. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by the Selling Stockholder of shares of our Class A Common Stock in this offering and the net tangible book value per share of our Class A Common Stock immediately after this offering.

After giving effect to the assumed sale of 33,281,805 shares of our Class A common stock in this offering at an assumed offering price of $0.3816 per share, the last reported sale price of our Class A common stock on NYSE on May 3, 2023, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2023 would have been approximately $45.6 million, or $0.18 per share. This would represent an immediate increase in net tangible book value of less than $0.02 per share to existing stockholders and immediate dilution of $0.02 per share to investors purchasing our Class A common stock in this offering at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$0.3816
Net tangible book value per share of as March 31, 2023	$0.16
Increase in net tangible book value per share attributable to this offering	$0.02

As adjusted net tangible book value per share as of March 31, 2023, after giving effect to this offering		$0.18

Dilution per share to new investors purchasing our Class A common stock in this offering		$0.02

The table above assumes for illustrative purposes that an aggregate of 33,281,805 shares of our Class A common stock are sold during the terms of the Purchase Agreement at a price of $0.3816 per share, the last reported sale price of our Class A common stock on NASDAQ on May 3, 2023, for aggregate gross proceeds of $11.9 million. Pursuant to the Purchase Agreement, the shares are being sold from time to time at various prices. An increase of $0.10 per share in the price at which the shares are sold from the assumed offering price of $0.3816 per share shown in the table above, assuming 33,281,805 shares of our Class A Common Stock registered under this prospectus is sold at that price, would increase our adjusted net tangible book value per share after the offering to $0.20 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $0.04 per share, after deducting commissions and estimated offering expenses payable by us. A decrease of $0.10 per share in the price at which the shares are sold from the assumed offering price of $0.3816 per share shown in the table above, assuming all 33,281,805 shares of our Class A common stock registered under this prospectus is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $0.17 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $0.01 per share, after deducting commissions and estimated offering expenses payable by us. This information is supplied for illustrative purposes only and may differ based on the actual offering price and the actual number of shares offered.

The above discussion and table are based on 215,286,444 shares outstanding as of March 31, 2023, and exclude as of that date:

•	25,701,511 options to purchase shares of our Class A common stock;

•	14,541,368 restricted and performance stock units outstanding;

•	359,097 additional Commitment Shares that we may issue to the Selling Stockholder under the Purchase Agreement; and

•	14,512,467 shares of Class A common stock reserved for future issuance under our 2021 Omnibus Incentive Plan and employee stock purchase plan.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 33,640,902 shares of Class A Common Stock that have been and may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of Class A Common Stock included in this prospectus, see the section titled “The Committed Equity Financing” above. We are registering the shares of Class A Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with the Selling Stockholder on August 2, 2022, in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of Class A Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of May 3, 2023. The number of shares in the column “Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Class A Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and, except as set forth in the section titled “Plan of Distribution (Conflicts of Interest)” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Class A Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Class A Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 215,286,444 shares of our Class A Common Stock outstanding on May 3, 2023. Because the purchase price to be paid by the Selling Stockholder for shares of Class A Common Stock, if any, that we may elect to sell to the Selling Stockholder in one or more VWAP Purchases and one or more Intraday VWAP Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of Class A Common Stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of Class A Common Stock being offered for resale pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering		Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this	Number of Shares of Class A Common Stock Owned After Offering
	Number(1)	Percent(2)	Prospectus	Number(3)	Percent(4)
B. Riley Principal Capital II, LLC(5)	359,098	*	33,640,902	33,640,902	13.5%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Class A Common Stock.
(1)

Represents the 359,098 shares of Class A Common Stock we issued to the Selling Stockholder on August 2, 2022 as Initial Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering (i) all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective, and (ii) up to 359,097 shares of Class A Common Stock that we may issue to the Selling Stockholder in two tranches as Additional Commitment Shares, because the issuance of the Additional Commitment Shares to the Selling Stockholder is subject to our election to sell certain amounts of shares of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement as set forth in the Purchase Agreement, which sales are entirely at our discretion and subject to satisfaction of conditions contained in the Purchase Agreement that are outside of the Selling Stockholder’s control. Furthermore, the VWAP Purchases and the Intraday VWAP Purchases of Class A Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Class A Common Stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain shareholder approval to do so, or unless the average price for all shares of our Class A Common Stock purchased by the Selling Stockholder under the Purchase Agreement equals or exceeds $1.424 per share, such that the Exchange Cap limitation would not apply under applicable NASDAQ rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under NASDAQ rules) may be amended or waived under the Purchase Agreement.
(2)	Applicable percentage ownership is based on 215,286,444 shares of our Class A Common Stock outstanding as of May 3, 2023.
(3)

Assumes the sale of all shares being offered pursuant to this prospectus and does not include 359,098 Initial Commitment Shares issued upon execution of the Purchase Agreement, which the Selling Stockholder has since sold.

(4)

Applicable percentage ownership is based on 215,286,444 shares of our Class A Common Stock outstanding as of May 3, 2023, plus 33,640,902 shares of our Class A Common Stock to be issued to Selling Stockholder in connection with the Purchase Agreement.

(5)

The business address of B. Riley Principal Capital II, LLC (“BRPC II”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC II’s principal business is that of a private investor. The sole member of BRPC II is B. Riley Principal Investments, LLC (“BRPI”), which is an indirect subsidiary of B. Riley Financial, Inc. (“BRF”). An Investment Committee of BRPC II (the “BRPC II Investment Committee”), which is composed of five members appointed by BRPI, has sole voting power and sole investment power over securities beneficially owned, directly, by BRPC II. All decisions with respect to the voting and disposition of securities beneficially owned, directly, by BRPC II are made exclusively by majority vote of the BRPC II Investment Committee, each member of the BRPC II Investment Committee having one vote, and no single member of the BRPC II Investment Committee has any ability to make any such decisions unilaterally or any veto power with respect to decisions that are made by the vote of a majority of the members of the BRPC II Investment Committee. The sole voting and investment powers of the BRPC II Investment Committee over securities beneficially owned, directly, by BRPC II are exercised independently from all other direct and indirect subsidiaries of BRF, and the voting and investment powers over securities beneficially owned directly or indirectly by all other direct and indirect subsidiaries of BRF are exercised independently from BRPC II. We have been advised that neither BRPI nor BRPC II is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent broker-dealer; however, each of BRPI and BRPC II is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member, and certain officers of BRPC II and certain of the BRPC II Investment Committee members are associated persons of BRS. BRS will act as an executing broker that will effectuate resales of our Class A Common Stock that have been and may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information about the relationship between BRPC II and BRS.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The shares of Class A Common Stock offered by this prospectus are being offered by the Selling Stockholder, B. Riley Principal Capital II, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Class A Common Stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our Class A Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it presently anticipates using, but is not required to use, B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member and an affiliate of the Selling Stockholder, as a broker to effectuate resales, if any, of our Class A Common Stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Class A Common Stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer it engages to effectuate resales of our Class A Common Stock on its behalf, excluding BRS, may receive commissions from the Selling Stockholder for executing such resales for the Selling Stockholder and, if so, such commissions will not exceed customary brokerage commissions.

The Selling Stockholder is an affiliate of BRS. BRS is a registered broker-dealer and FINRA member, which may act as an executing broker that will effectuate resales of our Class A Common Stock that have been and may be acquired by the Selling Stockholder from us pursuant to the Purchase Agreement to the public in this offering. Because the Selling Stockholder will receive all the net proceeds from such resales of our Class A Common Stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, BRS is not permitted to sell shares of our Class A Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Class A Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Class A Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Class A Common Stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Class A Common Stock covered by this prospectus by the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our Class A Common Stock under the Purchase Agreement, we have agreed to issue to the Selling Stockholder up to an aggregate of 718,195 shares of our Class A Common Stock as Commitment Shares, which Commitment Shares have a total aggregate value equal to 1.0% of the Selling Stockholder’s $100,000,000 total dollar amount purchase commitment under the Purchase Agreement (assuming a purchase price of $1.3924 per Commitment Share, representing the volume weighted average price per share of our Class A Common Stock for the five-consecutive trading day period ending on the date of the Purchase Agreement). Of such 718,195 aggregate Commitment Shares, we issued 359,098 shares as Initial Commitment Shares upon execution of the Purchase Agreement and the Registration Rights Agreement, and we will issue up to 359,097 shares as Additional Commitment Shares in two tranches, the first of which we will issue to the Selling Stockholder when we have received aggregate gross proceeds of $25,000,000 from sales of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement (if any), and the second of which we will issue to the Selling Stockholder when we have received aggregate gross proceeds of $50,000,000 from sales of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement (if any). In accordance with FINRA Rule 5110, the Commitment Shares are deemed to be underwriting compensation in connection with sales of our Class A Common Stock by the Selling Stockholder to the public. In addition, we have reimbursed the Selling Stockholder for the reasonable legal fees and disbursements of the Selling Stockholder’s legal counsel in the amount of $125,000 in conjunction with the execution of the Purchase Agreement and Registration Rights Agreement. We have also agreed to pay the Selling Stockholder up to $7,500 per fiscal quarter in reasonable legal fees and disbursements of the Selling Stockholder’s legal counsel, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Class A Common Stock by the Selling Stockholder to the public.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our Class A Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $611,062.

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder, its officers, its sole member, or any entity managed or controlled by the Selling Stockholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Common Stock or any hedging transaction, which establishes a net short position with respect to our Class A Common Stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, none of the Selling Stockholder, its officers, its sole member, or any entity managed or controlled by the Selling Stockholder or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Class A Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Class A Common Stock is currently listed on the NASDAQ Capital Market under the symbol “ASTR”.

The Selling Stockholder and/or one or more of its affiliates may provide from time to time in the future various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares of our Class A Common Stock for resale by the Selling Stockholder to which this prospectus relates, for which investment banking and other financial services they may receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that the Selling Stockholder may receive in connection with the transactions contemplated by the Purchase Agreement, including the Commitment Shares we have agreed to issue to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our Class A Common Stock from us under the Purchase Agreement, the 3.0% fixed discount to current market prices of our Class A Common Stock reflected in the purchase prices payable by the Selling Stockholder for our Class A Common Stock that we may require it to purchase from us from time to time under the Purchase Agreement, and our reimbursement of up to an aggregate of $185,000 of the Selling Stockholder’s legal fees ($125,000 in connection with the execution of the Purchase Agreement and up to $7,500 per fiscal quarter for the maximum two year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

DESCRIPTION OF SECURITIES

The following description of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, copies of which are on file with the SEC as exhibits to registration statements previously filed by us.

Authorized Capital Stock

The Second Amended and Restated Certificate of Incorporation of incorporation authorizes the issuance of 466,000,000 shares, of which 400,000,000 shares are shares of Class A Common Stock, par value $0.0001 per share, 65,000,000 shares are shares of Class B Common Stock, par value $0.0001 per share, and 1,000,000 shares are shares of preferred stock, par value $0.0001 per share.

As of May 3, 2023, we had 215,286,444 shares of Class A Common Stock and 55,539,188 shares of Class B Common Stock outstanding. We had no Preferred Stock outstanding as of May 3, 2023. In addition, we had 14,541,368 shares of Class A common stock issuable upon the vesting of restricted stock units and performance stock units outstanding as of May 3, 2023; 25,701,511 shares of Class A Common Stock issuable upon the exercise of options to purchase our Class A Common Stock as of May 3, 2023; and 14,512,467 shares of Class A Common Stock available for future issuance as of May 3, 2023 under our 2021 Omnibus Incentive Plan and employee stock purchase plan.

Common Stock

Class A Common Stock

Voting Rights

Holders of Class A Common Stock are entitled to cast one vote per share of Class A Common Stock. Generally, holders of all classes of Common Stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast in contested elections. Holders of Class A Common Stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class A Common Stock share ratably (based on the number of shares of Class A Common Stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A Common Stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of Class A Common Stock is entitled, pro rata on a per share basis, to all assets of the Company of whatever kind available for distribution to the holders of Common Stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.

Other Matters

Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.

Class B Common Stock

Voting Rights

Holders of Class B Common Stock are entitled to cast 10 votes per share of Class B Common Stock. Generally, holders of all classes of Common Stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast in contested elections. Holders of Class B Common Stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class B Common Stock share ratably (based on the number of shares of Class B Common Stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class B Common Stock with respect to the payment of dividends.

Optional Conversion Rights

Holders of Class B Common Stock have the right to convert shares of their Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock, on a one-to-one basis, at the option of the holder at any time upon written notice to the Company.

Mandatory Conversion Rights

Holders of Class B Common Stock shall have their Class B Common Stock automatically converted into Class A Common Stock, on a one-to-one basis, upon the occurrence of any of the events described below:

(1)

Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any Class B Common Stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.

(2)

Upon the first date on which the Chris Kemp and Adam London (each an “Astra Founder” and together the “Astra Founders”), together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of shares of Class B Common Stock held by the Astra Founders on the Closing Date (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B Common Stock) collectively held by the Astra Founders and their permitted transferees.

(3)	Upon the date specified by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B Common Stock, voting as a separate class.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of Class B Common Stock will be entitled, pro rata on a per share basis, to all assets of the Company of whatever kind available for distribution to the holders of Common Stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation provides that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of the Company’s assets, which rights may be greater than the rights of the holders of the Common Stock. There are no shares of preferred stock outstanding immediately upon consummation of the Business Combination.

At the Effective Time, by virtue of the merger of Merger Sub with and into Astra, each share of Astra Class A common stock and Astra Series A Preferred Stock, Astra Series B Preferred Stock and Astra Series C Preferred Stock was converted into the right to receive the applicable Per Share Merger Consideration and, as a result, there are no shares of preferred stock currently outstanding.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the dividend or liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Common Stock.

Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and laws of the State of Delaware, where the Company is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Class A Common Stock and the Class B Common Stock. The Company believes that the benefits of increased protection give the Company the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure the Company and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as the Class A Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Dual Class Stock

As described above, Our Second Amended and Restated Certificate of Incorporation provides for a dual class common stock structure which provides the Astra Founders with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding Class A Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets.

Number of Directors

Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Board; providing, however, that unless approved by (i) if before the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the holders of a majority in voting power of the shares of capital stock of the Company that would then be entitled to vote in the election of directors at an annual meeting or by written consent, or (ii) if after the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock that would then be entitled to vote in the election of directors at an annual meeting of stockholders, by the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the number of directors may not exceed seven. The initial number of directors will be set at seven.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Amended and Restated Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Limitations on Stockholder Action by Written Consent

Our Second Amended and Restated Certificate of Incorporation provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Amendment of the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The Second Amended and Restated Certificate of Incorporation provides that it may be amended by the Company in the manners provided therein or prescribed by statute. The Second Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter providing for the capital stock of the Company, amendment of the charter, amendment of the bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.

If any of the Class B Common Stock shares are outstanding, the Company will not, without the prior affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Second Amended and Restated Certificate of Incorporation, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Second Amended and Restated Certificate of Incorporation (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences, or privileges of the shares of Class B Common Stock, (2) to provide for each share of Class A Common Stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided in the Second Amended and Restated Certificate of Incorporation or required by the DGCL, or (3) to otherwise adversely impact or affect the rights, powers, preferences, or privileges of the shares of Class B Common Stock.

If any of the shares of Class A Common Stock are outstanding, the Company will not, without the prior affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Second Amended and Restated Certificate of Incorporation, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Second Amended and Restated Certificate of Incorporation (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of Class A Common Stock or other rights, powers, preferences, or privileges of the shares of Class A Common Stock or (2) to provide for each share of Class B Common Stock to have more than 10 votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided in the Second Amended and Restated Certificate of Incorporation or required by the DGCL.

The Second Amended and Restated Certificate of Incorporation also provides that the Board shall have the power to adopt, amend, alter, or repeal the Amended and Restated Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Second Amended and Restated Certificate of Incorporation. The stockholders of Amended and Restated are prohibited from adopting, amending, altering, or repealing the Amended and Restated Bylaws, or to adopt any provision inconsistent with the Amended and Restated Bylaws, unless such action is approved, in addition to any other vote required by the Second Amended and Restated Certificate of Incorporation, by the Requisite Stockholder Consent.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since the Company has not opted out of Section 203 of the DGCL, it will apply to the Company. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Second Amended and Restated Certificate of Incorporation does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Company’s Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the Company or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Amended and Restated Bylaws provide that the Company must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for its directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

Corporate Opportunities

The Second Amended and Restated Certificate of Incorporation provides for the renouncement by the Company of any interest or expectancy of the Company in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of the Company who is not an employee or officer of the Company or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of the Company expressly and solely in that director’s capacity as a director of the Company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent for our capital stock is Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock

Shares of Class A Common Stock are listed on NASDAQ under the symbol “ASTR”.

LEGAL MATTERS

Cozen O’Connor P.C., Minneapolis, Minnesota, will issue an opinion about certain legal matters with respect to the securities offered hereby.

EXPERTS

The financial statements as of December 31, 2022 and for the year ended December 31, 2022 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of and for the year ended December 31, 2021 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Class A Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at http://www.astra.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

If you would like additional copies of this prospectus, you should contact us by telephone or in writing:

Matthew Sant

Corporate Secretary

1900 Skyhawk Street

Alameda, California 94501

(866) 278-7217

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in other documents we file with the SEC. This allows us to disclose important information to you by referring you to those documents, instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede such information. We have previously filed the following documents with the SEC and incorporate them by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 30, 2023 (the “Annual Report”);

•	our Amendment No. 1 to the Annual Report, filed on March 31, 2023;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2023, filed on May 15, 2023;

•

our Current Reports on Form 8-K filed on January 27, 2023, March 1, 2023, March 2, 2023, March 3, 2023, March 6, 2023, March 10, 2023, March 13, 2023, March 16, 2023, April 5, 2023, April 11, 2023, April 13, 2023, April 21, 2023, April 26, 2023, April 26, 2023, April 27, 2023, April 27, 2023, and May 16, 2023;

•	our Amended Current Reports on Form 8-K filed on March 13, 2023 and March 16, 2023; and

•

the description of our securities registered pursuant to Section 12 of the Exchange Act filed on March 30, 2022 as Exhibit 4.1 to our Annual Report, including any amendment or report filed for the purposes of updating such description.

We also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all securities to which this prospectus relates have been sold or the offering is otherwise terminated and also between the date of the registration statement that contains this prospectus and prior to effectiveness of such registration statement. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You can access the reports and documents incorporated by reference into this prospectus through the “Investors” section of our website: https://investor.astra.com. You may also direct any requests for reports or documents to:

Astra Space, Inc.

1900 Skyhawk Street

Alameda, California 94501

Attention: Corporate Secretary

(866) 278-7217